News Release

FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS FIRST FISCAL QUARTER RESULTS
-- First Quarter Net Income of $95 Million, or $0.84 per Diluted Share --
-- First Quarter Adjusted Income of $129 Million, or $1.14 per Diluted Share --
-- Assets Under Management of $699 Billion and Long-Term Net Inflows of $1.3 Billion --

Baltimore, Maryland - July 31, 2015 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the first fiscal quarter ended June 30, 2015. The Company reported net income1 of $94.5 million, or $0.84 per diluted share, as compared to $83.0 million, or $0.73 per diluted share, in the previous quarter, and net income of $72.2 million, or $0.61 per diluted share, in the first quarter of fiscal 2015. Included in this quarter's results was a non-cash tax benefit of $18.0 million, or $0.16 per diluted share, resulting from an increase in the value of our deferred tax assets, primarily due to changes in the New York City tax code. Adjusted income2 for the first fiscal quarter was $129.3 million, or $1.14 per diluted share, as compared to $117.9 million, or $1.03 per diluted share, in the previous quarter and $107.2 million, or $0.91 per diluted share, in the first quarter of fiscal 2015. For the current quarter, operating revenues were $708.6 million, up 1% from $702.3 million in the prior quarter, and up 2% compared to $693.9 million in the first quarter of fiscal 2015. Operating expenses were $584.1 million, up 2% from $573.4 million in the prior quarter, and up 2% compared to $574.3 million in the first quarter of fiscal 2015.

Assets Under Management (“AUM”) were $699.2 billion as of June 30, 2015, down slightly from $702.7 billion as of March 31, 2015, and down 1% from $704.3 billion as of June 30, 2014.

Legg Mason also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.20 per share.

(Amounts in millions, except per share amounts)
	Quarters Ended
	Jun	Mar	%	Jun	%
	2015	2015	Change	2014	Change
Operating Revenues	$708.6	$702.3	1%	$693.9	2%
Operating Expenses	584.1	573.4	2%	574.3	2%
Operating Income	124.5	128.9	(3)%	119.6	4%
Net Income[1]	94.5	83.0	14%	72.2	31%
Adjusted Income[2]	129.3	117.9	10%	107.2	21%
Net Income Per Share - Diluted[1]	0.84	0.73	15%	0.61	38%
Adjusted Income Per Share - Diluted[2]	1.14	1.03	11%	0.91	25%

(1) Net Income Attributable to Legg Mason, Inc.
(2) See “Use of Supplemental Non-GAAP Financial Information”.

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Comments on the First Quarter of Fiscal Year 2016 Results

Joseph A. Sullivan, Chairman and CEO of Legg Mason said, “Despite industry headwinds, Legg Mason is pleased to have recorded a fifth straight quarter of net long-term inflows. Our unfunded wins and pipeline are also strong, underscoring the diversification of our business mix and the ability to accelerate the introduction of new and relevant products into the marketplace. Global Distribution delivered solid performance for the period, reporting positive net flows for the seventh straight quarter.  In addition, Legg Mason filed an application with the SEC to offer index-based ETF vehicles that complement our investment affiliates' expertise.  Finally, earlier this week we announced the acquisition of RARE Infrastructure, Ltd., expanding our capabilities in a growing asset class that meets important client needs, including growth, income and capital preservation.
"We are executing against a thoughtful set of strategic growth priorities that continue to position our affiliate portfolio for success and drive operating performance.  In turn, we are poised to expand our market opportunity by helping a growing number of investors navigate increasingly volatile and unpredictable global markets. This, combined with an industry leading capital deployment strategy, has allowed us to invest in growth initiatives while also increasing our dividend and repurchasing shares. We are confident that our shareholders can benefit as we further leverage our global scale in the coming years."

Assets Under Management of $699 Billion
AUM decreased to $699.2 billion at June 30, 2015 compared with $702.7 billion at March 31, 2015, driven by $7.1 billion in negative market performance. This was partially offset by long-term net inflows of $1.3 billion as well as $2.3 billion of liquidity inflows. AUM was down 1% from $704.3 billion at June 30, 2014.

•	Long-term net inflows of $1.3 billion included fixed income inflows of $2.6 billion, which were partially offset by equity outflows of $1.3 billion for the quarter ended June 30, 2015.

•	At June 30, 2015, fixed income represented 53% of AUM, while equity represented 28%, and liquidity represented 19% of AUM.

•	By geography, 64% of AUM was from clients domiciled in the United States and 36% from non-US domiciled clients.

•
Average AUM during the quarter was $703.9 billion compared to $707.1 billion in the prior quarter and $691.3 billion in the first quarter of fiscal year 2015. Average long-term AUM was $575.6 billion compared to $571.5 billion in the prior quarter and $552.7 billion in the first quarter of fiscal year 2015.

Comparison to the Fourth Quarter of Fiscal Year 2015
Net income was $94.5 million, or $0.84 per diluted share, as compared with net income of $83.0 million, or $0.73 per diluted share, in the fourth quarter of fiscal year 2015. Included in this quarter's results was a tax benefit of $18.0 million, or $0.16 per diluted share.

•	Operating revenues of $708.6 million were up 1% from $702.3 million in the prior quarter, primarily due to one additional day in the current quarter and an increase in average long-term AUM.

•
Operating expenses of $584.1 million were up 2% from $573.4 million in the prior quarter as a result of an increase in seasonal compensation costs. The current quarter expenses included a $1.2 million gain in the market value of deferred compensation and seed investments, which is recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $3.1 million in the prior quarter.

•
Other non-operating expense was $4.5 million compared to $2.1 million in the prior quarter. Gains on corporate investments, not offset in compensation, were $4.5 million compared with gains of $6.1 million in the fourth fiscal quarter. Both quarters included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter included $0.4 million in gains associated with consolidated investment vehicles compared to $1.2 million of gains in the prior quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•	Operating margin was 17.6%, as compared to 18.4% in the prior quarter. Operating margin, as adjusted[2], was 22.6%, as compared to 23.8% in the prior quarter.

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•	Adjusted income was $129.3 million, or $1.14 per diluted share, as compared to adjusted income of $117.9 million, or $1.03 per diluted share, in the prior quarter.

Comparison to the First Quarter of Fiscal Year 2015
Net income was $94.5 million, or $0.84 per diluted share, as compared with $72.2 million, or $0.61 per diluted share, in the first quarter of fiscal year 2015. Included in this quarter's results was a tax benefit of $18.0 million, or $0.16 per diluted share.

•
Operating revenues of $708.6 million were up 2% compared with $693.9 million in the first quarter of fiscal year 2015, reflecting higher advisory fee revenues due to a 4% increase in average long-term AUM and an increase in performance fees.

•
Operating expenses of $584.1 million were up 2% compared with $574.3 million in the first quarter of fiscal year 2015 primarily due to increased seasonal compensation costs, the net impact of acquisitions and dispositions, and investments in our retail global distribution business. The prior year's first quarter included $14.4 million in costs related to the QS Investors integration and various other corporate initiatives. In addition, the current quarter expenses included a gain of $1.2 million in the market value of deferred compensation and seed investments, which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $4.4 million in the prior year quarter. In addition, the current quarter included higher revenue share compensation related to higher revenues.

•
Other non-operating expense was $4.5 million, as compared to $5.3 million in the first quarter of fiscal year 2015. Gains on corporate investments, not offset in compensation, were $4.5 million compared with gains on corporate investments of $5.3 million in the first quarter of fiscal year 2015. Both quarters included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter also included $0.4 million in gains associated with consolidated investment vehicles, as compared to $1.5 million in gains in the prior year quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•	Operating margin was 17.6%, as compared to 17.2% in the first quarter of fiscal year 2015. Operating margin, as adjusted, was 22.6%, as compared to 22.9% in the first quarter of fiscal year 2015.

•	Adjusted income was $129.3 million, or $1.14 per diluted share, as compared to adjusted income of $107.2 million, or $0.91 per diluted share, in the first quarter of fiscal year 2015.

Quarterly Business Developments and Recent Announcements

•
Western Asset and Brandywine Global won 2015 Asset Management Awards from Asian Investor. Western Asset won the "Best Institutional Product/Strategy" award for Macro Opportunities and Brandywine Global won the "Global Fixed Income, Unhedged" award for the Global Opportunistic Fixed Income Strategy.

•	Legg Mason Australia (now Martin Currie Australia) won the Money Management/Lonsec Fund Manager of the Year Award.

•	Western Asset has been named “Manager of the Year 2014” by the Korea Investment Corporation (KIC) in the Fixed Income category.

•	In June, Legg Mason filed an application for exemptive relief to launch index-based ETFs that is subject to SEC review and approval.

•
Legg Mason announced on July 28th the agreement to acquire RARE Infrastructure, Ltd., a pioneer in global listed infrastructure investing headquartered in Sydney, Australia. The transaction is expected to be accretive to earnings in the first year after closing, and is scheduled to close during the fourth quarter of calendar year 2015.

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Quarterly Performance

At June 30, 2015:
	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[3]	68%	83%	86%	89%

% of Long-Term US Fund Assets Beating Lipper Category Average[3]
Equity	36%	46%	57%	58%
Fixed Income	72%	78%	85%	87%
Total US Fund Assets	50%	59%	68%	68%

Of Legg Mason’s long-term U.S. mutual fund assets, 47% were in funds rated 4 or 5 stars by Morningstar.

Balance Sheet
At June 30, 2015, Legg Mason’s cash position was $530 million.  Total debt was $1.1 billion and stockholders' equity was $4.5 billion.  The ratio of total debt to total capital was 19%. In the first fiscal quarter, the Company completed additional open market purchases of 1.3 million shares and retired 0.4 million shares under net share settlements of annual deferred compensation award vesting. In addition, 1.0 million shares of restricted stock units were granted as part of annual incentive compensation. The net impact of the share activity discussed above on weighted average shares was a reduction of 364 thousand during the quarter.

The Board of Directors has declared a quarterly cash dividend on the Company’s common stock in the amount of $0.20 per share. The dividend is payable October 26, 2015 to shareholders of record at the close of business on October 8, 2015.
Conference Call to Discuss Results
A conference call to discuss the Company's results, hosted by Mr. Sullivan, will be held at 8:00 am EDT today. The call will be open to the general public.  Interested participants should access the call by dialing 1-800-447-0521 (or for international calls 1-847-413-3238), confirmation number 39938363, at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.

A replay of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-843-7419 (or for international calls 1-630-652-3042), enter pass code 39938363# when prompted.  Please note that the replay will be available beginning at 10:30 a.m. EDT on Friday, July 31, 2015, and ending at 11:59 p.m. EDT on Friday, August 14, 2015.

About Legg Mason
Legg Mason is a global asset management firm, with $699 billion in AUM as of June 30, 2015. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and in the Company’s quarterly reports on Form 10-Q.

(3) See “Supplemental Data Regarding Quarterly Performance”.

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Supplemental Data Regarding Quarterly Performance

Strategy Performance
For purposes of investment performance comparisons, strategies are an aggregation of discretionary portfolios (separate accounts, investment funds, and other products) into a single group that represents a particular investment objective. In the case of separate accounts, the investment performance of the account is based upon the performance of the strategy to which the account has been assigned. Each of our asset managers has its own specific guidelines for including portfolios in their strategies. For those managers which manage both separate accounts and investment funds in the same strategy, the performance comparison for all of the assets is based upon the performance of the separate account.

Approximately ninety percent of total AUM is included in strategy AUM as of June 30, 2015, although not all strategies have three-, five-, and ten-year histories. Total strategy AUM includes liquidity assets. Certain assets are not included in reported performance comparisons. These include: accounts that are not managed in accordance with the guidelines outlined above; accounts in strategies not marketed to potential clients; accounts that have not yet been assigned to a strategy; and certain smaller products at some of our affiliates.

Past performance is not indicative of future results. For AUM included in institutional and retail separate accounts and investment funds managed in the same strategy as separate accounts, performance comparisons are based on gross-of-fee performance. For investment funds (including fund-of-hedge funds) which are not managed in a separate account format, performance comparisons are based on net-of-fee performance. These performance comparisons do not reflect the actual performance of any specific separate account or investment fund; individual separate account and investment fund performance may differ. The information in this table is provided solely for use in connection with this table, and is not directed toward existing or potential clients of Legg Mason.

Long-term US Fund Assets Beating Lipper Category Average
Long-term US fund assets include open-end, closed-end, and variable annuity funds. These performance comparisons do not reflect the actual performance of any specific fund; individual fund performance may differ. Past performance is not a guarantee of future results. Source: Lipper Inc.

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LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended
	June	March	June
	2015	2015	2014
Operating Revenues:
Investment advisory fees:
Separate accounts	$208,104	$204,525	$204,770
Funds	384,345	385,040	381,627
Performance fees	18,653	24,089	16,303
Distribution and service fees	96,860	86,938	89,716
Other	688	1,754	1,465
Total operating revenues	708,650	702,346	693,881

Operating Expenses:
Compensation and benefits	315,052	303,640	305,506
Distribution and servicing	149,288	143,488	148,708
Communications and technology	48,677	48,755	41,950
Occupancy	25,987	26,829	26,957
Amortization of intangible assets	657	597	895
Other	44,446	50,087	50,319
Total operating expenses	584,107	573,396	574,335

Operating Income	124,543	128,950	119,546

Other Non-Operating Income (Expense):
Interest income	1,317	1,555	2,525
Interest expense	(11,949)	(14,058)	(17,058)
Other income, net	5,711	9,186	6,248
Other non-operating income of
consolidated investment vehicles, net	407	1,202	3,007
Total other non-operating income (expense)	(4,514)	(2,115)	(5,278)

Income Before Income Tax Provision	120,029	126,835	114,268

Income tax provision	25,090	42,807	40,656

Net Income	94,939	84,028	73,612
Less: Net income attributable
to noncontrolling interests	391	1,069	1,424

Net Income Attributable to Legg Mason, Inc.	$94,548	$82,959	$72,188

Net Income per Share Attributable to
Legg Mason, Inc. Shareholders:
Basic	$0.85	$0.73	$0.62

Diluted	$0.84	$0.73	$0.61

Weighted-Average Number of Shares
Outstanding: (1)
Basic	111,691	112,947	117,126
Diluted	112,971	114,331	118,219

(1) Includes weighted-average unvested restricted shares deemed to be participating securities of 2,737, 3,048, and 3,007 for the quarters ended June 2015, March 2015, and June 2014, respectively.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME
(Amounts in thousands)
(Unaudited)
	Quarters Ended
	June 2015			March 2015			June 2014

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$708,735	$(85)	$708,650	$702,518	$(172)	$702,346	$694,064	$(183)	$693,881
Total operating expenses	584,087	20	584,107	573,334	62	573,396	574,315	20	574,335
Operating Income (Loss)	124,648	(105)	124,543	129,184	(234)	128,950	119,749	(203)	119,546
Other non-operating income (expense)	(4,879)	365	(4,514)	(3,270)	1,155	(2,115)	(6,816)	1,538	(5,278)
Income Before Income Tax Provision	119,769	260	120,029	125,914	921	126,835	112,933	1,335	114,268
Income tax provision	25,090	—	25,090	42,807	—	42,807	40,656	—	40,656
Net Income	94,679	260	94,939	83,107	921	84,028	72,277	1,335	73,612
Less: Net income attributable
to noncontrolling interests	131	260	391	148	921	1,069	89	1,335	1,424
Net Income Attributable to Legg Mason, Inc.	$94,548	$—	$94,548	$82,959	$—	$82,959	$72,188	$—	$72,188

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO LEGG MASON, INC.
TO ADJUSTED INCOME (1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	June	March	June
	2015	2015	2014

Net Income Attributable to Legg Mason, Inc.	$94,548	$82,959	$72,188

Plus:
Amortization of intangible assets	657	597	895
Tax amortization benefit on intangible assets	34,121	34,315	34,144

Adjusted Income	$129,326	$117,871	$107,227

Net Income per Diluted Share Attributable to Legg Mason, Inc. Shareholders	$0.84	$0.73	$0.61

Plus: (2)
Amortization of intangible assets	—	—	—
Tax amortization benefit on intangible assets	0.30	0.30	0.30

Adjusted Income per Diluted Share	$1.14	$1.03	$0.91

(1) See explanations for "Use of Supplemental Non-GAAP Financial Information".
(2) In calculating Adjusted Income per Diluted Share, we include the weighted-average of unvested restricted shares deemed to be participating securities and the earnings allocated to these participating securities. For purposes of this non-GAAP performance measure, earnings are allocated in the same ratio to participating securities and common shares. As a result, the inclusion of these participating securities and the earnings allocated thereto do not impact the per share amounts of the adjustments made to Net Income per Diluted Share Attributable to Legg Mason, Inc. Shareholders.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF OPERATING MARGIN, AS ADJUSTED (1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended

	June	March	June
	2015	2015	2014

Operating Revenues, GAAP basis	$708,650	$702,346	$693,881

Plus (less):
Operating revenues eliminated upon
consolidation of investment vehicles	85	172	183
Distribution and servicing expense excluding
consolidated investment vehicles	(149,280)	(143,474)	(148,701)

Operating Revenues, as Adjusted	$559,455	$559,044	$545,363

Operating Income, GAAP basis	$124,543	$128,950	$119,546

Plus:
Gains on deferred compensation
and seed investments, net	1,210	3,117	4,449
Amortization of intangible assets	657	597	895
Operating income of consolidated investment
vehicles, net	105	234	203

Operating Income, as Adjusted	$126,515	$132,898	$125,093

Operating Margin, GAAP basis	17.6%	18.4%	17.2%
Operating Margin, as Adjusted	22.6	23.8	22.9

(1) See explanations for "Use of Supplemental Non-GAAP Financial Information".

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	June 2015	March 2015	December 2014	September 2014	June 2014
By asset class:
Equity	$197.3	$199.4	$198.7	$193.6	$196.0
Fixed Income	372.2	376.1	367.4	360.4	366.7
Long-Term Assets	569.5	575.5	566.1	554.0	562.7
Liquidity	129.7	127.2	143.0	153.8	141.6
Total	$699.2	$702.7	$709.1	$707.8	$704.3

	Quarters Ended
By asset class (average):	June 2015	March 2015	December 2014	September 2014	June 2014
Equity	$199.8	$198.3	$200.0	$194.6	$189.3
Fixed Income	375.8	373.2	365.8	364.1	363.4
Long-Term Assets	575.6	571.5	565.8	558.7	552.7
Liquidity	128.3	135.6	145.1	145.4	138.6
Total	$703.9	$707.1	$710.9	$704.1	$691.3

Component Changes in Assets Under Management
	Quarters Ended
	June 2015	March 2015	December 2014	September 2014	June 2014
Beginning of period	$702.7	$709.1	$707.8	$704.3	$701.8
Net client cash flows:
Equity	(1.3)	(1.4)	(1.1)	1.6	(1.8)
Fixed Income	2.6	7.6	9.9	(0.9)	2.5
Long-Term flows	1.3	6.2	8.8	0.7	0.7
Liquidity	2.3	(15.3)	(10.6)	12.7	(8.9)
Total net client cash flows	3.6	(9.1)	(1.8)	13.4	(8.2)
Market performance and other (1)	(7.1)	2.7	3.1	(9.9)	5.7
Acquisition	—	—	—	—	5.0
End of period	$699.2	$702.7	$709.1	$707.8	$704.3

Note: During the quarter ended June 2014, certain client assets previously reported as Assets Under Management (AUM) have been reclassified as Assets Under Advisement (AUA). As a result of this change, $12.8 billion has been deducted from AUM, with the deduction reflected in Market performance and other.

(1) Includes the impact of foreign exchange movements of $1.8 billion, $(6.3) billion, $(6.4) billion, $(7.4) billion, and $1.6 billion for the quarters ended June 2015, March 2015, December 2014, September 2014, and June 2014, respectively.

News Release

Use of Supplemental Non-GAAP Financial Information

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Adjusted Income” and “Operating Margin, as Adjusted” that management uses as benchmarks in evaluating and comparing our period-to-period operating performance.

Adjusted Income
We define “Adjusted Income” as Net Income Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill, imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for non-core items that are not reflective of our economic performance, such as intangible asset impairments, the impact of fair value adjustments of contingent consideration liabilities, if any, the impact of tax rate adjustments on certain deferred tax liabilities related to indefinite-life intangible assets, and loss on extinguishment of contingent convertible debt.

We believe that Adjusted Income provides a useful representation of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions. We also believe that Adjusted Income is an important metric in estimating the value of an asset management business.

Adjusted Income only considers adjustments for certain items that relate to operating performance and comparability, and therefore, is most readily reconcilable to Net Income Attributable to Legg Mason, Inc. determined under GAAP. This measure is provided in addition to Net Income Attributable to Legg Mason, Inc., but is not a substitute for Net Income Attributable to Legg Mason, Inc. and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, of other companies. Further, Adjusted Income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. Fair value adjustments of contingent consideration liabilities may or may not provide a tax benefit, depending on the tax attributes of the acquisition transaction. We consider Adjusted Income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value, and because it facilitates comparison of our operating results with the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions.

In calculating Adjusted Income, we adjust for the impact of the amortization of management contract assets and impairment of indefinite-life intangible assets, and add (subtract) the impact of fair value adjustments of contingent consideration liabilities, if any, all of which arise from acquisitions, to Net Income Attributable to Legg Mason, Inc. to reflect the fact that these items distort comparisons of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Deferred taxes on indefinite-life intangible assets and goodwill include actual tax benefits from amortization deductions that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we fully expect to realize the economic benefit of the current period tax amortization, we add this benefit to Net Income Attributable to Legg Mason, Inc. in the calculation of Adjusted Income.  However, because of our net operating loss carry-forward, we will receive the benefit of the current tax amortization over time. Conversely, we subtract the non-cash income tax benefits on goodwill and indefinite-life intangible asset impairment charges and U.K. tax rate adjustments on excess book basis on certain acquired indefinite-life intangible assets, if applicable, that have been recognized under GAAP. We also add back, if applicable, non-cash imputed interest and the extinguishment loss on contingent convertible debt adjusted for amounts allocated to the conversion feature, as well as adding the actual tax benefits on the imputed interest that are not realized under GAAP. These adjustments reflect that these items distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in significant acquisitions, including any related impairments, or issued/extinguished contingent convertible debt.

Should a disposition, impairment charge or other non-core item occur, its impact on Adjusted Income may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor these items and their

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related impact, including taxes, on Adjusted Income to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating Adjusted Income because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted
We calculate “Operating Margin, as Adjusted,” by dividing (i) Operating Income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements, amortization related to intangible assets, income (loss) of consolidated investment vehicles, the impact of fair value adjustments of contingent consideration liabilities, if any, and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, which we refer to as “Operating Revenues, as Adjusted”.  The compensation items are removed from Operating Income in the calculation because they are offset by an equal amount in Other non-operating income (expense), and thus have no impact on Net Income Attributable to Legg Mason, Inc.  We adjust for the impact of the amortization of management contract assets and the impact of fair value adjustments of contingent consideration liabilities, if any, which arise from acquisitions to reflect the fact that these items distort comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Impairment charges and income (loss) of consolidated investment vehicles are removed from Operating Income in the calculation because these items are not reflective of our core asset management operations. We use Operating Revenues, as Adjusted in the calculation to show the operating margin without distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products, although distribution and servicing expenses may include commissions paid in connection with the launching of closed-end funds for which there is no corresponding revenue in the period. Operating Revenues, as Adjusted also includes our advisory revenues we receive from consolidated investment vehicles that are eliminated in consolidation under GAAP.

We believe that Operating Margin, as Adjusted, is a useful measure of our performance because it provides a measure of our core business activities. It excludes items that have no impact on Net Income Attributable to Legg Mason, Inc. and indicates what Legg Mason’s operating margin would have been without distribution revenues that are passed through to third parties as a direct cost of selling our products, amortization related to intangible assets, changes in the fair value of contingent consideration liabilities, impairment charges, and the impact of the consolidation of certain investment vehicles described above. The consolidation of these investment vehicles does not have an impact on Net Income Attributable to Legg Mason, Inc.  This measure is provided in addition to the Company’s operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins of other companies.

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